EXHIBIT 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES
SECOND QUARTER RESULTS

Media, PA  May 5, 2008 - First Keystone Financial, Inc. (NASDAQ: FKFS),  the  holding company  for  First Keystone Bank (the “Bank”), reported today net income for the quarter ended March 31, 2008 of $207,000, or $0.09 per diluted share, compared to $167,000, or $0.07 per diluted share, for the same period last year.  Net income for the six months ended March 31, 2008 was $439,000, or $0.19 per diluted share, as compared to $255,000, or $0.12 per diluted share, for the same period in 2007.

“We are pleased to report improvement in our earnings in the second quarter of fiscal 2008 as compared to the same quarter in fiscal 2007.  Furthermore, we continue to make significant progress in implementing our improved loan underwriting and credit review processes, as evidenced by the significant reduction in non-performing assets from fiscal year-end. Although we have much more work ahead, including challenges to increase our net income and reduce operating expenses, we are pleased that our numbers are beginning to reflect the positive changes we have implemented,” said President Thomas Kelly.

Net interest income for the three months ended March 31, 2008 decreased $119,000, or 4.5%, to $2.5 million as compared to the same period in 2007.  The decrease in net interest income was primarily the result of a $536,000, or 7.4%, decrease in interest income for the quarter ended March 31, 2008 due to a 46 basis point decrease in the weighted average rate earned on interest-earning assets.  However, the decrease in interest income was partially offset by a $417,000, or 9.1%, decrease in interest expense for the quarter ended March 31, 2008 as compared to the second quarter of fiscal 2007 primarily due to a decrease of 34 basis points in the weighted average rate paid on interest-bearing liabilities. The Company’s net interest margin decreased by 10 basis points in the second quarter of fiscal 2008 to 2.11%, as compared to 2.21% for the second quarter of fiscal 2007.

On a linked quarter basis, net interest income increased $34,000, or 1.4%, primarily due to the $2.3 million increase in average net interest-earning assets. However, partially offsetting the growth in the average balance was the 27 basis point decrease in the yield earned on average interest-earning assets experienced during the second quarter of fiscal 2008 which was substantially offset by a 22 basis point decrease in the rates paid on interest-bearing liabilities. The Company’s net interest margin decreased 5 basis points due to the recent reductions in the prime rate as a result of the Federal Reserve’s actions, reducing the yield earned on our interest-earning assets partially offset by a decline in the Company’s cost of funds.

At March 31, 2008, non-performing assets decreased $3.5 million to $1.2 million, or 0.2%, of total assets, from $4.7 million at September 30, 2007.  During the second quarter, the Company experienced a decrease of $600,000 in non-performing assets which was primarily the result of $1.0 million in commercial loans that had been previously designated as 90 days delinquent and still accruing because the loans had exceeded their contractual maturities being returned to performing status. This return to performing status was the result of a $618,000 commercial real estate loan being renewed with an extended term and four commercial lines of credit aggregating $427,000 being renewed.  This decrease was partially offset by the inclusion in non-performing loans of a $500,000 construction-related line of credit that has exceeded its contractual maturity, but, because it is otherwise continuing to pay in accordance with its terms, is designated as 90 days past due and still accruing.

For the three months ended March 31, 2008 as compared to the three months ended March 31, 2007, the provision for loan losses decreased $86,000 to $14,000. The decrease in the provision for loan losses was based on the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets, the amount of net charge-offs incurred during the second quarter of fiscal 2008 and other factors.  The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 284.5% and 189.1% at March 31, 2008 and December 31, 2007, respectively.

For the quarter ended March 31, 2008, non-interest income decreased $145,000 to $708,000 as compared to the same period last year.  The decrease was primarily the result of decreases of $120,000, $61,000, and $8,000 in gains on sales of investment securities, real estate owned, and loans, respectively. No sales of assets occurred during the quarter ended March 31, 2008. These decreases were partially offset by increases of $31,000 and $13,000 in earnings on bank owned life insurance and other non-operating income, respectively.

Non-interest expense decreased $271,000 to $3.0 million for the quarter ended March 31, 2008 as compared to the same period last year.  The decrease for the quarter ended March 31, 2008 was primarily due to decreases of $234,000, $33,000, and $28,000 in professional fees, salaries and employee benefits, and other non-interest expense, respectively. These decreases were partially offset by $13,000 increases in both federal deposit insurance premiums and occupancy and equipment costs.

The Company recognized an income tax expense of $5,000 and an income tax benefit of $48,000 for the quarters ended March 31, 2008 and 2007, respectively. The $53,000 increase in the income tax expense was a result of the increase in the Company’s pretax income combined with the decrease in the tax-exempt income from municipal securities.

The Company’s total assets decreased by $5.3 million from $524.9 million at September 30, 2007 to $519.6 million at March 31, 2008. Cash and cash equivalents decreased by $24.8 million to $28.1 million at March 31, 2008 from $52.9 million at September 30, 2007 primarily due to purchases of mortgage-related securities available for sale, and, to a lesser extent, a reduction in deposits. Loans receivable decreased by $14.0 million, from $292.4 million at September 30, 2007 to $278.4 million at March 31, 2008 primarily as a result of the Company’s experiencing repayments within the commercial real estate and business loan portfolios while only originating a limited amount of such loans. This resulted from the Company’s self-imposed curtailment of such lending activity during the process of implementing a substantially enhanced credit review and administration infrastructure. However, in view of the significant progress achieved in enhancing and improving the Company’s credit review and administration, and in order to be able to actively engage in commercial real estate and business lending, the Company recently hired an experienced commercial lending officer. Deposits decreased $5.9 million, or 1.7%, from $353.7 million at September 30, 2007 to $347.8 million at March 31, 2008.  The decrease in deposits primarily resulted from a $4.8 million, or 2.5%, decrease in certificates of deposit combined with a $1.1 million, or 0.7%, decrease in core deposits (which consist of passbook, money market, NOW and non-interest bearing accounts). This decline in certificates of deposit was primarily due to the runoff of higher interest-bearing deposits as part of the Company’s management of its cost of funds.

Stockholders' equity increased $1.2 million to $36.0 million primarily due to a $715,000 improvement in other comprehensive loss combined with net income of $439,000 for the six months ended March 31, 2008.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST KEYSTONE FINANCIAL, INC.
SELECTED OPERATIONS DATA
(In thousands except per share data)
(Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Net interest income	$2,500	$2,619	$4,967	$5,081
Provision for loan losses	14	100	56	175
Non-interest income	708	853	1,470	1,600
Non-interest expense	2,982	3,253	5,924	6,390
Income before taxes	212	119	457	116
Income tax expense (benefit)	5	(48)	18	(139)
Net income	$207	$167	$439	$255
Basic earnings per share	$0.09	$0.07	$0.19	$0.12
Diluted earnings per share	0.09	0.07	0.19	0.12
Number of shares outstanding at end of period	2,427,988	2,427,988	2,427,988	2,427,988
Weighted average basic shares outstanding	2,317,080	2,303,333	2,315,988	2,146,185
Weighted average diluted shares outstanding	2,317,337	2,323,978	2,316,311	2,166,137

FIRST KEYSTONE FINANCIAL, INC.
SELECTED FINANCIAL DATA
(In thousands except per share data)
(Unaudited)

	March 31,	September 30,
	2008	2007
Total assets	$519,551	$524,881
Loans receivable, net	278,410	292,418
Investment and mortgage-related securities available for sale	145,103	108,462
Investment and mortgage-related securities held to maturity	31,750	34,550
Cash and cash equivalents	28,104	52,935
Deposits	347,771	353,708
Borrowings	113,196	115,384
Junior subordinated debt	15,264	15,264
Loan loss allowance	3,377	3,322
Total stockholders' equity	35,900	34,694
Book value per share	$14.76	$14.26

FIRST KEYSTONE FINANCIAL, INC.
OTHER SELECTED DATA
(Unaudited)

	At or for the Three Months Ended March 31,		At or for the Six Months Ended March 31,
	2008	2007	2008	2007
Return on average assets (1)	0.16%	0.13%	0.18%	0.10%
Return on average equity (1)	2.28%	1.94%	2.46%	1.61%
Interest rate spread (1)	2.04%	2.16%	2.07%	2.10%
Net interest margin (1)	2.11%	2.21%	2.13%	2.13%
Interest-earning assets/interest-bearing liabilities	102.03%	101.33%	101.81%	100.61%
Operating expenses to average assets (1)	2.34%	2.55%	2.37%	2.49%
Ratio of non-performing assets to total assets at end of period	0.23%	0.49%	0.23%	0.49%
Ratio of allowance for loan losses to gross loans receivable at end of period	1.20%	1.12%	1.20%	1.12%
Ratio of allowance for loan losses to non-performing loans at end of period	284.48%	136.57%	284.48%	136.57%

(1)	Annualized.

CONTACT:	Thomas M. Kelly, President
Rose M. DiMarco, Chief Financial Officer
(610) 565-6210